Contact:
John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. ANNOUNCES CONVERSION OF
CONVERTIBLE NOTES INTO COMMON STOCK

CARPINTERIA, Calif. – August 8, 2006 – CKE Restaurants, Inc. (NYSE: CKR), announced today that, in response to an unsolicited offer from the holders of approximately $39.2 million aggregate face amount of the Company’s 4% Convertible Subordinated Notes due 2023 to convert their notes into shares of Common Stock in advance of the call date, the Company agreed to make a cash payment to the holders, comprised of accrued interest through the date of conversion and approximately $2.7 million as an inducement for the holders to convert and in lieu of payment of future interest on the notes. The notes represented approximately 37% of the previously outstanding principal amount. Pursuant to their terms, the notes converted into an aggregate of 4,465,569 shares of Common Stock. The inducement payment will be expensed during the Company’s second fiscal quarter ending August 14, 2006. As a result of this transaction, the Company’s long-term debt decreased by approximately $39.2 million. The 4,465,569 shares issued upon conversion will not impact diluted shares outstanding because these shares were already included in the calculation of diluted shares outstanding.

As of its first fiscal quarter ended May 22, 2006, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,141 franchised or company-owned restaurants in 43 states and in 13 countries, including 1,062 Carl’s Jr. ® restaurants, 1,963 Hardee’s® restaurants and 100 La Salsa Fresh Mexican Grill® restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals, and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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